Exhibit 3-C

                          CERTIFICATE OF INCORPORATION

                                       OF

                       MET-ED PREFERRED CAPITAL II, INC.



         It is hereby certified that:

         FIRST:  The name of the corporation  (hereinafter  called the
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"corporation") is Met-Ed Preferred Capital II, Inc.

         SECOND: The address,  including street, number, city and county, of the
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registered  office of the  corporation  in the State of  Delaware is 1013 Centre
Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD:  The nature of the  business or purposes to be  conducted  or
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promoted by the  corporation  are as follows:

                  (1) To  subscribe  for  and be a  holder  of  general  partner interests of Met-Ed Capital II, L.P., a limited partnership formed under the laws of the State of Delaware ("Met-Ed Capital"), to be a general partner of Met-Ed Capital II and to discharge such duties and take any and all such actions as may be necessary, appropriate or desirable in such capacity as may from time to time be provided in
         Met-Ed   Capital's  limited   partnership   agreement  and  applicable
         provisions of law.

                  (2) To issue and sell its capital stock in exchange for cash or other consideration to fund its acquisition of such general partner interests and to enable it to have sufficient net worth for Met-Ed Capital to be treated as a partnership for federal income tax purposes, and/or to lend such cash or other consideration to the entity which acquires such capital stock.

                  (3) The corporation shall not conduct any other business except with respect to and incident to the activities provided for in clauses (1) and (2) of this Article THIRD.

         FOURTH: The total number of shares of stock which the corporation shall
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have  authority to issue is one hundred (100) shares,  par value $.01 per share.
All such shares are of one class and are shares of Common Stock.

         FIFTH: The name and the mailing address of the incorporator are as
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follows:


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         NAME                                        MAILING ADDRESS
         ----                                        ---------------

         T.G. Howson                        c/o GPU Service, Inc.
                                            310 Madison Avenue
                                            Morristown, New Jersey 07962-1957

         SIXTH:   The corporation is to have perpetual existence.
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         SEVENTH:  The personal liability of the directors of the corporation is
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hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time.

         EIGHTH:  Notwithstanding  any other provision of law that may otherwise
         ------
so empower the corporation, for such time as Metropolitan Edison Company, or its successor or assign, is the sole stockholder of the corporation, the corporation shall not, without the prior written consent of such sole stockholder, do any of the following:

                  (1)      dissolve or liquidate, in whole or in part;

                  (2) merge or consolidate with, or sell all or substantially all of its assets to, any person, firm, corporation, partnership or other entity unless, in the case of a merger or consolidation, the surviving corporation in such merger or the corporation resulting from such consolidation shall have a certificate of incorporation containing provisions substantially identical to the provisions of Article THIRD and this Article EIGHTH and, in the case of a sale of assets, the acquiring corporation shall have assumed all of the liabilities and obligations of this corporation and shall have a certificate of incorporation containing provisions substantially identical to the provisions of Article THIRD and this Article EIGHTH;

                  (3) to the extent permitted by law, file or consent to or acquiesce in a petition seeking an order under the Federal Bankruptcy Code, as amended, make an assignment for the benefit of creditors or consent to or fail to contest the appointment of a custodian or receiver of all or any substantial part of its property, or file a petition or answer seeking, consenting to or acquiescing in the granting of relief under any other applicable bankruptcy, insolvency or similar law or statute of the United States of America or any state thereof;

                  (4) amend this Certificate of Incorporation to alter in any manner or delete Article THIRD or this Article EIGHTH; or

                  (5)      incur any indebtedness.


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



         NINTH:  From time to time any of the provisions of this  Certificate of
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Incorporation may, subject to the provisions of paragraph (4) of Article EIGHTH, be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

         TENTH:  Unless and except to the extent that the By-Laws of the
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corporation so require,  the election ofdirectors of the corporation need not be by written ballot.

         ELEVENTH:  In furtherance and not in limitation of the powers conferred
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by the laws of the  State of  Delaware,  the  Board of  Directors  is  expressly authorized and empowered to make, alter and repeal the By-Laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any By-Laws made by the Board of Directors.

         IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of September, 1998.




                                                     /s/ T. G. Howson
                                                     ----------------
                                                     T.G. Howson
                                                     Sole Incorporator


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